invitation homes

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION
FIRST QUARTER 2022

Jacksonville

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 1

Earnings Press Release

Invitation Homes Reports First Quarter 2022 Results
Dallas, TX, April 27, 2022 — Invitation Homes Inc. (NYSE: INVH) ("Invitation Homes" or the "Company"), the nation's premier single-family home leasing company, today announced its Q1 2022 financial and operating results.

First Quarter 2022 Highlights
•Year over year, total revenues increased 12.0% to $532 million, property operating and maintenance costs increased 8.3% to $182 million, net income available to common stockholders increased 61.3% to $92 million, and net income per diluted common share increased 51.0% to $0.15.
•Year over year, Core FFO per share increased 13.5% to $0.40, and AFFO per share increased 11.9% to $0.35.
•Same Store NOI increased 11.7% year over year on 9.4% Same Store Core Revenues growth and 4.5% Same Store Core Operating Expenses growth.
•Same Store Average Occupancy was 98.1%, down 30 basis points year over year.
•Same Store new lease rent growth of 14.8% and Same Store renewal rent growth of 9.7% drove Same Store blended rent growth of 10.9%, up 550 basis points year over year.
•Acquisitions by the Company and the Company's joint ventures totaled 822 homes for $341 million while dispositions totaled 147 homes for $54 million.
•As previously announced, the Company priced a public offering on March 25, 2022 of $600 million aggregate principal amount of 4.150% senior notes due in 2032 (the "Notes"). The Notes were priced at 99.739% of the principal amount and will mature on April 15, 2032. The offering closed subsequent to quarter end on April 5, 2022, with net proceeds used primarily to voluntarily prepay secured indebtedness and for general corporate purposes.
•As previously announced, the Company entered into an agreement with Rockpoint Group, L.L.C. (“Rockpoint”) in March 2022 to form a new joint venture partnership that will acquire homes in premium locations and at higher price points relative to the homes currently targeted by the Company and its previous venture with Rockpoint. As of March 31, 2022, the new joint venture had not yet acquired any homes.

President & Chief Executive Officer Dallas Tanner comments:
"Our solid momentum continued through the start of this year with strong operating results and growth. Demand for our high-quality, well-located homes remains robust and continues to outpace available supply in our markets. These factors, combined with our premier resident experience, have contributed to record-high retention across our portfolio, and demonstrate to us that the choice and flexibility we offer our residents is highly desired. We believe our 10-year history of offering best-in-class service and continuously improving the resident experience has contributed significantly toward our outperformance, and we remain confident in our outlook and ability to execute throughout the year.”

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 2

Financial Results

Net Income, FFO, Core FFO, and AFFO Per Share — Diluted(1)

	Q1 2022	Q1 2021
Net income	$0.15	$0.10
FFO	0.38	0.32
Core FFO	0.40	0.36
AFFO	0.35	0.31

(1)See "Reconciliation of FFO, Core FFO, and AFFO," footnotes (1) and (2), for details on the treatment of convertible notes in each specific period presented in the table.

Net Income
Net income per share for Q1 2022 was $0.15, compared to net income per share of $0.10 for Q1 2021. Total revenues and total property operating and maintenance expenses for Q1 2022 were $532 million and $182 million, respectively, compared to $475 million and $168 million, respectively, for Q1 2021.

Core FFO
Year over year, Core FFO per share for Q1 2022 increased 13.5% to $0.40, primarily due to NOI growth and interest expense savings.

AFFO
Year over year, AFFO per share for Q1 2022 increased 11.9% to $0.35, primarily due to the increase in Core FFO per share described above.
Operating Results

Same Store Operating Results Snapshot

Number of homes in Same Store Portfolio:	75,493

	Q1 2022	Q1 2021
Core Revenues growth (year over year)	9.4%
Core Operating Expenses growth (year over year)	4.5%
NOI growth (year over year)	11.7%

Average Occupancy	98.1%	98.4%
Bad debt % of gross rental revenues (1)	1.9%	2.2%
Turnover Rate	4.6%	5.4%

Rental Rate Growth (lease-over-lease):
Renewals	9.7%	4.3%
New leases	14.8%	8.0%
Blended	10.9%	5.4%

(1)Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. All rental revenues and other property income, in both Total Portfolio and Same Store Portfolio presentations, are reflected net of bad debt.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 3

Revenue Collections Update

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Pre-COVID Average (2)
Revenues collected % of revenues due: (1)
Revenues collected in same month billed	91%	92%	92%	92%	96%
Late collections of prior month billings	6%	6%	5%	6%	3%
Total collections	97%	98%	97%	98%	99%

(1)Includes both rental revenues and other property income. Rent is considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Security deposits retained to offset rents due are not included as revenue collected. See "Same Store Operating Results Snapshot," footnote (1), for detail on the Company's bad debt policy.
(2)Represents the period from October 2019 to March 2020.

Same Store NOI
For the Same Store Portfolio of 75,493 homes, Same Store NOI for Q1 2022 increased 11.7% year over year on Same Store Core Revenues growth of 9.4% and Same Store Core Operating Expenses growth of 4.5%.

Same Store Core Revenues
Same Store Core Revenues growth for Q1 2022 of 9.4% year over year was driven by a 8.3% increase in Average Monthly Rent, a 30 basis points year over year improvement in bad debt as a percentage of gross rental revenue, and a 47.1% increase in other income, net of resident recoveries.

Same Store Core Operating Expenses
Same Store Core Operating Expenses for Q1 2022 increased 4.5% year over year, driven by a 4.1% increase in Same Store fixed expense, an 18.9% increase in repairs and maintenance expense, net of resident recoveries, and a 11.8% increase in utilities and property administrative expenses, net of resident recoveries, partially offset by a 12.4% decline in turnover expenses, net of resident recoveries.

Investment Management Activity
Acquisitions for Q1 2022 totaled 822 homes for $341 million through diversified acquisition channels. This included 518 wholly owned homes for $218 million in addition to 304 homes for $123 million in the Company's joint ventures. Dispositions for Q1 2022 included 141 wholly owned homes for gross proceeds of $52 million and six homes for gross proceeds of $2 million in one of the Company's joint ventures.
As previously announced, the Company entered into an agreement with Rockpoint to form a new joint venture partnership (the "2022 Rockpoint JV") that will acquire homes in premium locations and at higher price points relative to the homes currently targeted by the Company and its previous venture with Rockpoint that the two companies announced in October 2020 (the "2020 Rockpoint JV"). The 2022 Rockpoint JV will be capitalized with a total equity commitment of $300 million, of which $50 million (16.7%) will be committed by Invitation Homes and $250 million (83.3%) will be committed by Rockpoint. A total of approximately $750 million (including debt) is expected to be deployed by the 2022 Rockpoint JV to acquire and renovate single-family homes in premium neighborhoods that command price points and rents that average 30%-60% higher than those targeted by Invitation Homes’ traditional investment strategy. The 2022 Rockpoint JV will focus on top-quality submarkets within the Western US, Southeast US, Florida, and Texas. Invitation Homes will provide investment, asset management, and property management services, for which it will earn asset management and property management fees and have the opportunity to earn a promoted interest subject to certain performance thresholds. As of March 31, 2022, the 2022 Rockpoint JV had not yet acquired any homes.
As previously announced, the Company has agreed to invest $250 million with Pathway Homes, a new real estate company that provides unique opportunities for customers to identify and purchase a home whereby they are able to first lease and then, if they choose, purchase the home in the future. In addition to investing in the technology platform and homes for the startup and its real estate fund, Invitation Homes is providing maintenance and other services to all Pathway Homes. As of March 31, 2022, Invitation Homes had fully funded its $25 million capital commitment to the operating company and invested $29.7 million of its $225 million capital commitment in the real estate fund, which owned 46 homes at quarter end.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 4

Balance Sheet and Capital Markets Activity
As of March 31, 2022, the Company had $1,467 million in available liquidity through a combination of unrestricted cash and undrawn capacity on its revolving credit facility. The Company's total indebtedness as of March 31, 2022 was $7,916 million, consisting of $4,450 million of unsecured debt and $3,466 million of secured debt. Net debt / TTM adjusted EBITDAre was 6.0x at March 31, 2022, down from 6.2x as of December 31, 2021.
During Q1 2022, the Company issued approximately 2.1 million shares of common stock under its at the market equity program at an average price of $41.02 per share. Total gross proceeds of approximately $85 million were used primarily to acquire homes. Subsequent to March 31, 2022, the Company issued approximately 0.4 million shares of common stock, generating gross proceeds of approximately $15 million in settlement of transactions in place as of March 31, 2022.
As previously announced, the Company settled on January 18, 2022, the remaining $141 million principal balance of its 3.5% Convertible Notes due January 15, 2022 (the "2022 Convertible Notes") with the issuance of an additional 6,216,261 shares of its common stock.
As previously announced, the Company priced a public offering on March 25, 2022 of $600 million aggregate principal amount of 4.150% senior notes due in 2032 (the "Notes"). The Notes were priced at 99.739% of the principal amount and will mature on April 15, 2032. The offering closed subsequent to quarter end on April 5, 2022, with net proceeds used primarily to voluntarily prepay secured indebtedness and for general corporate purposes.

Dividend
As previously announced on April 22, 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.22 per share of common stock. The dividend will be paid on or before May 27, 2022, to stockholders of record as of the close of business on May 10, 2022.

FY 2022 Guidance
Full year 2022 guidance remains unchanged from initial guidance provided in February 2022, as outlined in the table below:

FY 2022 Guidance

FY 2022
Guidance
Core FFO per share — diluted	$1.62 - $1.70
AFFO per share — diluted	$1.38 - $1.46

Same Store Core Revenues growth	8.0% - 9.0%
Same Store Core Operating Expenses growth	5.5% - 6.5%
Same Store NOI growth	9.0% - 10.5%

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income (loss), total revenues, and property operating and maintenance expense, or a reconciliation of the forward-looking non-GAAP financial measures of Core FFO per share, AFFO per share, Same Store Core Revenues growth, Same Store Core Operating Expenses growth, and Same Store NOI growth to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, impairment on depreciated real estate assets, net (gain)/loss on sale of previously depreciated real estate assets, share-based compensation, casualty loss, non-Same Store revenues, and non-Same Store operating expenses. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance period.

Earnings Conference Call Information
Invitation Homes has scheduled a conference call at 11:00 a.m. Eastern Time on April 28, 2022, to discuss results for the first quarter of 2022. The domestic dial-in number is 1-844-200-6205, and the international dial-in number is 1-929-526-1599. The access code is 196062. An audio webcast may be accessed at www.invh.com. A replay of the call will be available through May 26, 2022, and can be accessed by calling 1-866-813-9403 (domestic) or 1-929-458-6194 (international) and using the replay access code 479065, or by using the link at www.invh.com.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 5

Supplemental Information
The full text of the Earnings Release and Supplemental Information referenced in this release are available on Invitation Homes' Investor Relations website at www.invh.com.

Glossary & Reconciliations of Non-GAAP Financial and Other Operating Measures
Financial and operating measures found in the Earnings Release and Supplemental Information include certain measures used by Invitation Homes management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). These measures are defined herein and, as applicable, reconciled to the most comparable GAAP measures.

About Invitation Homes
Invitation Homes is the nation's premier single-family home leasing company, meeting changing lifestyle demands by providing access to high-quality, updated homes with valued features such as close proximity to jobs and access to good schools. The company's mission, "Together with you, we make a house a home," reflects its commitment to providing homes where individuals and families can thrive and high-touch service that continuously enhances residents' living experiences.

Investor Relations Contact
Scott McLaughlin
844.456.INVH (4684)
IR@InvitationHomes.com

Media Relations Contact
Kristi DesJarlais
972.421.3587
Media@InvitationHomes.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to the Company's expectations regarding the performance of the Company's business, its financial results, its liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry and the Company's business model, macroeconomic factors beyond the Company's control, competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association (“HOA”) fees, and insurance costs, the Company's dependence on third parties for key services, risks related to the evaluation of properties, poor resident selection and defaults and non-renewals by the Company's residents, performance of the Company's information technology systems, risks related to the Company's indebtedness, and risks related to the potential negative impact of the ongoing COVID-19 pandemic and geopolitical events on the Company’s financial condition, results of operations, cash flows, business, associates, and residents. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Company believes these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be updated from time to time in the Company's periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's other periodic filings. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 6

Consolidated Balance Sheets
($ in thousands, except shares and per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets:
Investments in single-family residential properties, net	$17,025,640	$16,935,322
Cash and cash equivalents	467,457	610,166
Restricted cash	215,692	208,692
Goodwill	258,207	258,207
Investments in unconsolidated joint ventures	162,433	130,395
Other assets, net	414,793	395,064
Total assets	$18,544,222	$18,537,846

Liabilities:
Mortgage loans, net	$3,051,590	$3,055,853
Secured term loan, net	401,367	401,313
Unsecured notes, net	1,922,716	1,921,974
Term loan facility, net	2,479,935	2,478,122
Revolving facility	—	—
Convertible senior notes, net	—	141,397
Accounts payable and accrued expenses	175,553	193,633
Resident security deposits	168,008	165,167
Other liabilities	119,921	341,583
Total liabilities	8,319,090	8,699,042

Equity:
Stockholders' equity
Preferred stock, $0.01 par value per share, 900,000,000 shares authorized, none outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value per share, 9,000,000,000 shares authorized, 609,844,461 and 601,045,438 outstanding as of March 31, 2022 and December 31, 2021, respectively	6,098	6,010
Additional paid-in capital	11,093,786	10,873,539
Accumulated deficit	(836,494)	(794,869)
Accumulated other comprehensive loss	(80,534)	(286,938)
Total stockholders' equity	10,182,856	9,797,742
Non-controlling interests	42,276	41,062
Total equity	10,225,132	9,838,804
Total liabilities and equity	$18,544,222	$18,537,846

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 7

Consolidated Statements of Operations
($ in thousands, except shares and per share amounts)

	Q1 2022	Q1 2021
	(unaudited)	(unaudited)
Revenues:
Rental revenues	$483,995	$438,133
Other property income	46,204	36,321
Joint venture management fees	2,111	771
Total revenues	532,310	475,225

Expenses:
Property operating and maintenance	182,269	168,373
Property management expense	20,967	15,842
General and administrative	17,639	16,950
Interest expense	74,389	83,406
Depreciation and amortization	155,796	144,501
Impairment and other	1,515	356
Total expenses	452,575	429,428

Gains (losses) on investments in equity securities, net	(3,032)	(3,140)
Other, net	594	230
Gain on sale of property, net of tax	18,026	14,484
Income (loss) from investments in unconsolidated joint ventures	(2,320)	351

Net income	93,003	57,722
Net income attributable to non-controlling interests	(388)	(355)

Net income attributable to common stockholders	92,615	57,367
Net income available to participating securities	(220)	(95)

Net income available to common stockholders — basic and diluted	$92,395	$57,272

Weighted average common shares outstanding — basic	606,410,225	567,375,502
Weighted average common shares outstanding — diluted	607,908,398	568,826,104

Net income per common share — basic	$0.15	$0.10
Net income per common share — diluted	$0.15	$0.10

Dividends declared per common share	$0.22	$0.17

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 8

Supplemental Schedule 1

Reconciliation of FFO, Core FFO, and AFFO
($ in thousands, except shares and per share amounts) (unaudited)

FFO Reconciliation	Q1 2022	Q1 2021
Net income available to common stockholders	$92,395	$57,272
Net income available to participating securities	220	95
Non-controlling interests	388	355
Depreciation and amortization on real estate assets	153,640	142,784
Impairment on depreciated real estate investments	101	431
Net gain on sale of previously depreciated investments in real estate	(18,026)	(14,484)
Depreciation and net gain on sale of investments in unconsolidated joint ventures	500	(232)
FFO	$229,218	$186,221

Core FFO Reconciliation	Q1 2022	Q1 2021
FFO	$229,218	$186,221
Non-cash interest expense, including the Company's share from unconsolidated joint ventures	6,470	8,618
Share-based compensation expense	6,646	5,814
Severance expense	18	114
Casualty (gains) losses, net	1,414	(75)
Losses on investments in equity securities, net	3,032	3,140
Core FFO	$246,798	$203,832

AFFO Reconciliation	Q1 2022	Q1 2021
Core FFO	$246,798	$203,832
Recurring capital expenditures, including the Company's share from unconsolidated joint ventures	(32,830)	(24,475)
Adjusted FFO	$213,968	$179,357

Net income available to common stockholders
Weighted average common shares outstanding — diluted (1)	607,908,398	568,826,104

Net income per common share — diluted (1)	$0.15	$0.10

FFO
Numerator for FFO per common share — diluted(1)	$229,218	$190,565
Weighted average common shares and OP Units outstanding — diluted (1)	610,704,093	587,813,663

FFO per share — diluted (1)	$0.38	$0.32

Core FFO and Adjusted FFO
Weighted average common shares and OP Units outstanding — diluted (2)	610,704,093	572,667,335

Core FFO per share — diluted (2)	$0.40	$0.36
AFFO per share — diluted (2)	$0.35	$0.31

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 9

Supplemental Schedule 1 (Continued)

(1)On January 18, 2022, the Company settled the remaining $141 million principal balance of its 2022 Convertible Notes with the issuance of an additional 6,216,261 shares of its common stock. For the period subsequent to conversion, shares issued in connection with any settled conversions of the 2022 Convertible Notes are included within weighted shares outstanding and therefore impact diluted per share information. For the period prior to conversion, and in accordance with GAAP and Nareit guidelines, net income per share — diluted and FFO per share — diluted include the effect of shares issuable in respect of the 2022 Convertible Notes if such shares are dilutive to the calculation.

For Q1 2021 and Q1 2022, the effect of the shares issuable in respect of the 2022 Convertible Notes was anti-dilutive to net income per share and dilutive to FFO per share. As such, Q1 2021 and Q1 2022 net income per share are not adjusted for conversion of the 2022 Convertible Notes. Q1 2021 FFO per share considers the dilutive effect of the 2022 Convertible Notes by removing the related interest expense from the numerator and increasing the denominator to include shares issuable on conversion of the 2022 Convertible Notes. The effect of the 2022 Convertible Notes is not material to FFO per share for Q1 2022.

(2)Core FFO and AFFO per share reflect the 2022 Convertible Notes in the form in which they were outstanding during each period. As such, Core FFO and AFFO per share do not treat the outstanding 2022 Convertible Notes as if converted for the period prior to the January 18, 2022 conversion date.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 10

Supplemental Schedule 2(a)

Diluted Shares Outstanding
(unaudited)

Weighted Average Amounts for Net Income (1)	Q1 2022	Q1 2021
Common shares — basic	606,410,225	567,375,502
Shares potentially issuable from vesting/conversion of equity-based awards	1,498,173	1,450,602
Total common shares — diluted	607,908,398	568,826,104

Weighted average amounts for FFO (1)	Q1 2022	Q1 2021
Common shares — basic	606,410,225	567,375,502
OP units — basic	2,538,285	3,463,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,755,583	1,828,548
Shares issuable from the 2022 Convertible Notes	—	15,146,328
Total common shares and units — diluted	610,704,093	587,813,663

Weighted average amounts for Core and AFFO (2)	Q1 2022	Q1 2021
Common shares — basic	606,410,225	567,375,502
OP units — basic	2,538,285	3,463,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,755,583	1,828,548
Total common shares and units — diluted	610,704,093	572,667,335

Period end amounts for Core FFO, and AFFO	March 31, 2022
Common shares	609,844,461
OP units	2,538,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,455,663
Total common shares and units — diluted	613,838,409

(1)See "Supplemental Schedule 1," footnote (1), for details on the treatment of the 2022 Convertible Notes in each specific period presented in the table.
(2)See "Supplemental Schedule 1," footnote (2), for details on the treatment of the 2022 Convertible Notes in each specific period presented in the table.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 11

Supplemental Schedule 2(b)

Debt Structure and Leverage Ratios — As of March 31, 2022
($ in thousands) (unaudited)

				Wtd Avg	Wtd Avg
				Interest	Years to
Debt Structure	Balance		% of Total	Rate (1)	Maturity (2)(7)
Secured:
Fixed (3)	$1,398,508		17.7%	4.0%	6.3
Floating — swapped to fixed	1,320,000		16.7%	4.0%	3.3
Floating (7)	747,577		9.4%	1.5%	3.3
Total secured (7)	3,466,085		43.8%	3.5%	4.5

Unsecured:
Fixed (7)	1,950,000		24.6%	2.4%	9.2
Floating — swapped to fixed	2,500,000		31.6%	3.9%	3.8
Floating	—		—%	—%	—
Total unsecured (7)	4,450,000		56.2%	3.2%	6.2

Total Debt:
Fixed + floating swapped to fixed (3)	7,168,508		90.6%	3.5%	5.7
Floating	747,577		9.4%	1.5%	3.3
Total debt	7,916,085		100.0%	3.3%	5.5
Unamortized discounts on notes payable	(13,143)
Deferred financing costs, net	(47,334)
Total Debt per Balance Sheet	7,855,608
Retained and repurchased certificates	(158,908)
Cash, ex-security deposits and letters of credit (4)	(511,490)
Deferred financing costs, net	47,334
Unamortized discounts on notes payable	13,143
Net debt	$7,245,687

Leverage Ratios	March 31, 2022
Net Debt / TTM Adjusted EBITDAre	6.0	x

Credit Ratings	Ratings	Outlook
Fitch Ratings, Inc.	BBB	Stable
Moody's Investor Services	Baa3	Stable
Standard & Poor's Rating Services	BBB-	Stable

Unsecured Facility Covenant Compliance (5)			Unsecured Public Bond Covenant Compliance (6)
	Actual	Requirement		Actual	Requirement
Total leverage ratio	32.6%	≤ 60%	Aggregate debt ratio	36.5%	≤ 65%
Secured leverage ratio	14.1%	≤ 45%	Secured debt ratio	15.5%	≤ 40%
Unencumbered leverage ratio	28.8%	≤ 60%	Unencumbered assets ratio	321.2%	≥ 150%
Fixed charge coverage ratio	4.2x	≥ 1.5x	Debt service ratio	4.2x	≥ 1.5x
Unsecured interest coverage ratio	5.9x	≥ 1.75x

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 12

Supplemental Schedule 2(b) (Continued)

(1)Includes the impact of interest rate swaps in place and effective as of March 31, 2022.
(2)Assumes all extension options are exercised.
(3)For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.
(4)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.
(5)Covenant calculations are specifically defined in the Company's Amended and Restated Revolving Credit and Term Loan Agreement, and summarized in the "Glossary and Reconciliations" section of this report. For the purpose of calculating property value in applicable covenant metrics, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.
(6)Covenant calculations are specifically defined in the Company's First, Second, and Third Supplemental Indentures to the Base Indenture for its Senior Notes due November 2028, August 2031, and January 2034, which are summarized in the "Glossary and Reconciliations" section of this report. Property values for the purpose of applicable covenant metrics are calculated based on undepreciated book value.
(7)Subsequent to quarter end on April 5, 2022, the Company closed a public offering of $600 million aggregate principal amount of 4.150% senior notes due in 2032, which were priced at 99.739% of the principal amount and mature on April 15, 2032. Proceeds from the offering were used to prepay secured debt. On a pro forma basis, the refinancing activity has the following impact to our debt structure:
a.Secured floating rate debt balance as a percentage of total debt balance decreases from 9.4% to 1.9%.
b.Total secured debt balance decreases from $3,466,085 to $2,866,202.
c.Total fixed unsecured debt balance increases from $1,950,000 to $2,550,000.
d.Total unsecured debt balance increases from $4,450,000 to $5,050,000.
e.Weighted average years to maturity for total debt increases from 5.5 to 6.0 years.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 13

Supplemental Schedule 2(c)

Debt Maturity Schedule — As of March 31, 2022
($ in thousands) (unaudited)
			Revolving
	Secured	Unsecured	Credit		% of
Debt Maturities, with Extensions (1)(2)	Debt	Debt	Facility	Balance	Total
2022	$—	$—	$—	$—	—%
2023	—	—	—	—	—%
2024	—	—	—	—	—%
2025	1,399,631	—	—	1,399,631	17.6%
2026	667,947	2,500,000	—	3,167,947	40.0%
2027	995,144	—	—	995,144	12.6%
2028	—	750,000	—	750,000	9.5%
2029	—	—	—	—	—%
2030	—	—	—	—	—%
2031	403,363	650,000	—	1,053,363	13.3%
2032	—	—	—	—	—%
2033	—	—	—	—	—%
2034	—	400,000	—	400,000	5.1%
2035	—	—	—	—	—%
2036	—	150,000	—	150,000	1.9%
	3,466,085	4,450,000	—	7,916,085	100.0%
Unamortized discounts on notes payable	(1,849)	(11,294)	—	(13,143)
Deferred financing costs	(11,279)	(36,055)	—	(47,334)
Total per Balance Sheet	$3,452,957	$4,402,651	$—	$7,855,608

(1)Assumes all extension options are exercised.
(2)Subsequent to quarter end on April 5, 2022, the Company closed a public offering of $600 million aggregate principal amount of 4.150% senior notes due in 2032, which were priced at 99.739% of the principal amount and mature on April 15, 2032. Proceeds from the offering were used to prepay secured debt. On a pro forma basis, the refinancing activity has the following impact to our debt structure:
a.The amount of secured debt maturing in 2025 declines from $1,399,631 to $799,747.
b.The amount of unsecured debt maturing in 2032 increases from $0 to $600,000.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 14

Supplemental Schedule 3(a)

Summary of Operating Information by Home Portfolio
($ in thousands) (unaudited)

Number of Homes, period-end	Q1 2022
Total Portfolio	82,758
Same Store Portfolio	75,493
Same Store % of Total	91.2%

Core Revenues	Q1 2022	Q1 2021	Change YoY
Total Portfolio	$501,437	$449,714	11.5%
Same Store Portfolio	467,868	427,598	9.4%

Core Operating Expenses	Q1 2022	Q1 2021	Change YoY
Total Portfolio	$153,507	$143,633	6.9%
Same Store Portfolio	142,089	136,028	4.5%

Net Operating Income	Q1 2022	Q1 2021	Change YoY
Total Portfolio	$347,930	$306,081	13.7%
Same Store Portfolio	325,779	291,570	11.7%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 15

Supplemental Schedule 3(b)

Same Store Portfolio Core Operating Detail
($ in thousands) (unaudited)

			Change		Change
	Q1 2022	Q1 2021	YoY	Q4 2021	Seq
Revenues:
Rental revenues (1)	$452,107	$416,884	8.4%	$446,594	1.2%
Other property income, net (1)(2)(3)	15,761	10,714	47.1%	14,774	6.7%
Core Revenues	467,868	427,598	9.4%	461,368	1.4%

Fixed Expenses:
Property taxes	77,060	73,913	4.3%	74,399	3.6%
Insurance expenses	8,557	8,139	5.1%	8,450	1.3%
HOA expenses	8,654	8,515	1.6%	8,630	0.3%

Controllable Expenses:
Repairs and maintenance, net (4)	20,036	16,856	18.9%	20,134	(0.5)%
Personnel, leasing and marketing	18,013	18,365	(1.9)%	19,437	(7.3)%
Turnover, net (4)	6,064	6,925	(12.4)%	6,597	(8.1)%
Utilities and property administrative, net (4)	3,705	3,315	11.8%	3,427	8.1%
Core Operating Expenses	142,089	136,028	4.5%	141,074	0.7%

Net Operating Income	$325,779	$291,570	11.7%	$320,294	1.7%

(1)All rental revenues and other property income are reflected net of bad debt. Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Bad debt as a percentage of gross rental revenue in Q1 2022 decreased by 30 basis points from Q1 2021.
(2)In light of the COVID-19 pandemic, almost all late fees typically enforced in accordance with lease agreements were not enforced or collected between Q2 2020 and Q1 2021, which resulted in lower other property income, net, during this time period. Since Q2 2021, enforcement and collection of late fees have generally recommenced in all markets where permissible.
(3)Represents other property income net of all resident recoveries, which are reimbursements of charges for which residents are responsible. Same Store resident recoveries totaled $26,975, $23,557, and $25,448 for Q1 2022, Q1 2021 and Q4 2021, respectively.
(4)Expenses are presented net of applicable resident recoveries.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 16

Supplemental Schedule 3(c)

Same Store Quarterly Operating Trends
(unaudited)

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021

Average Occupancy	98.1%	98.1%	98.1%	98.3%	98.4%
Turnover Rate	4.6%	4.7%	6.3%	6.7%	5.4%
Trailing four quarters Turnover Rate	22.3%	23.1%	N/A	N/A	N/A
Average Monthly Rent	$2,074	$2,034	$1,989	$1,942	$1,915
Rental Rate Growth (lease-over-lease):
Renewals	9.7%	9.0%	7.7%	5.7%	4.3%
New leases	14.8%	17.1%	18.3%	13.7%	8.0%
Blended	10.9%	11.1%	10.5%	7.9%	5.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 17

Supplemental Schedule 4

Wholly Owned Portfolio Characteristics — As of and for the Quarter Ended March 31, 2022 (1)
(unaudited)
				Average
	Number of	Average	Average	Monthly	Percent of
	Homes	Occupancy	Monthly Rent	Rent PSF	Revenue
Western United States:
Southern California	7,857	97.8%	$2,744	$1.62	12.1%
Northern California	4,442	93.7%	2,423	1.56	6.0%
Seattle	4,059	91.0%	2,541	1.32	5.7%
Phoenix	8,792	95.2%	1,749	1.05	9.1%
Las Vegas	3,155	94.7%	1,960	0.99	3.5%
Denver	2,677	87.0%	2,311	1.27	3.4%
Western US Subtotal	30,982	94.3%	2,274	1.31	39.8%

Florida:
South Florida	8,303	98.0%	2,481	1.33	12.3%
Tampa	8,508	96.6%	1,934	1.04	9.8%
Orlando	6,397	97.0%	1,910	1.02	7.3%
Jacksonville	1,914	96.9%	1,913	0.96	2.2%
Florida Subtotal	25,122	97.2%	2,109	1.12	31.6%

Southeast United States:
Atlanta	12,685	96.9%	1,749	0.85	13.1%
Carolinas	5,308	94.2%	1,803	0.84	5.5%
Southeast US Subtotal	17,993	96.1%	1,764	0.85	18.6%

Texas:
Houston	2,129	97.2%	1,684	0.87	2.2%
Dallas	2,858	94.5%	1,967	0.96	3.3%
Texas Subtotal	4,987	95.6%	1,844	0.92	5.5%

Midwest United States:
Chicago	2,555	98.5%	2,116	1.31	3.1%
Minneapolis	1,119	96.8%	2,086	1.07	1.4%
Midwest US Subtotal	3,674	98.0%	2,107	1.23	4.5%

Total / Average	82,758	95.8%	$2,078	$1.11	100.0%
Same Store Total / Average	75,493	98.1%	$2,074	$1.11	93.3%

(1)All data is for the total wholly owned portfolio, unless otherwise noted.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 18

Supplemental Schedule 5(a)

Same Store Core Revenues Growth Summary — YoY Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenues
YoY, Q1 2022	# Homes	Q1 2022	Q1 2021	Change	Q1 2022	Q1 2021	Change	Q1 2022	Q1 2021	Change
Western United States:
Southern California	7,603	$2,745	$2,593	5.9%	98.6%	98.8%	(0.2)%	$59,728	$55,152	8.3%
Northern California	3,933	2,408	2,257	6.7%	98.5%	99.1%	(0.6)%	27,270	25,503	6.9%
Seattle	3,509	2,526	2,313	9.2%	98.0%	98.7%	(0.7)%	26,209	23,523	11.4%
Phoenix	7,645	1,717	1,535	11.9%	98.4%	98.7%	(0.3)%	40,290	35,833	12.4%
Las Vegas	2,699	1,951	1,753	11.3%	98.3%	98.6%	(0.3)%	15,789	13,977	13.0%
Denver	2,036	2,287	2,147	6.5%	98.2%	97.6%	0.6%	13,942	13,182	5.8%
Western US Subtotal	27,425	2,270	2,098	8.2%	98.4%	98.7%	(0.3)%	183,228	167,170	9.6%

Florida:
South Florida	7,865	2,490	2,274	9.5%	98.7%	97.8%	0.9%	59,643	53,246	12.0%
Tampa	7,881	1,916	1,751	9.4%	98.1%	98.1%	—%	46,028	41,679	10.4%
Orlando	5,967	1,897	1,757	8.0%	98.1%	97.8%	0.3%	34,623	31,750	9.0%
Jacksonville	1,840	1,903	1,762	8.0%	97.9%	98.8%	(0.9)%	10,677	9,940	7.4%
Florida Subtotal	23,553	2,103	1,928	9.1%	98.3%	98.0%	0.3%	150,971	136,615	10.5%

Southeast United States:
Atlanta	11,991	1,744	1,600	9.0%	97.6%	98.4%	(0.8)%	62,467	57,081	9.4%
Carolinas	4,655	1,790	1,661	7.8%	97.8%	98.4%	(0.6)%	25,364	23,269	9.0%
Southeast US Subtotal	16,646	1,757	1,617	8.7%	97.7%	98.4%	(0.7)%	87,831	80,350	9.3%

Texas:
Houston	1,939	1,690	1,605	5.3%	97.8%	98.0%	(0.2)%	9,943	9,286	7.1%
Dallas	2,269	1,988	1,867	6.5%	97.1%	98.1%	(1.0)%	13,419	12,568	6.8%
Texas Subtotal	4,208	1,850	1,747	5.9%	97.4%	98.0%	(0.6)%	23,362	21,854	6.9%

Midwest United States:
Chicago	2,547	2,117	2,018	4.9%	98.7%	98.8%	(0.1)%	15,585	15,093	3.3%
Minneapolis	1,114	2,087	1,970	5.9%	97.2%	98.0%	(0.8)%	6,891	6,516	5.8%
Midwest US Subtotal	3,661	2,108	2,003	5.2%	98.3%	98.5%	(0.2)%	22,476	21,609	4.0%

Same Store Total / Average	75,493	$2,074	$1,915	8.3%	98.1%	98.4%	(0.3)%	$467,868	$427,598	9.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 19

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenues Growth Summary — Sequential Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenues
Seq, Q1 2022	# Homes	Q1 2022	Q4 2021	Change	Q1 2022	Q4 2021	Change	Q1 2022	Q4 2021	Change
Western United States:
Southern California	7,603	$2,745	$2,701	1.6%	98.6%	98.8%	(0.2)%	$59,728	$60,369	(1.1)%
Northern California	3,933	2,408	2,378	1.3%	98.5%	98.5%	—%	27,270	27,603	(1.2)%
Seattle	3,509	2,526	2,458	2.8%	98.0%	97.1%	0.9%	26,209	25,298	3.6%
Phoenix	7,645	1,717	1,672	2.7%	98.4%	98.3%	0.1%	40,290	38,739	4.0%
Las Vegas	2,699	1,951	1,906	2.4%	98.3%	98.3%	—%	15,789	15,371	2.7%
Denver	2,036	2,287	2,263	1.1%	98.2%	97.8%	0.4%	13,942	13,901	0.3%
Western US Subtotal	27,425	2,270	2,226	2.0%	98.4%	98.3%	0.1%	183,228	181,281	1.1%

Florida:
South Florida	7,865	2,490	2,429	2.5%	98.7%	98.5%	0.2%	59,643	58,057	2.7%
Tampa	7,881	1,916	1,872	2.4%	98.1%	98.2%	(0.1)%	46,028	44,956	2.4%
Orlando	5,967	1,897	1,861	1.9%	98.1%	98.1%	—%	34,623	34,123	1.5%
Jacksonville	1,840	1,903	1,866	2.0%	97.9%	97.6%	0.3%	10,677	10,385	2.8%
Florida Subtotal	23,553	2,103	2,055	2.3%	98.3%	98.2%	0.1%	150,971	147,521	2.3%

Southeast United States:
Atlanta	11,991	1,744	1,709	2.0%	97.6%	97.9%	(0.3)%	62,467	61,734	1.2%
Carolinas	4,655	1,790	1,763	1.5%	97.8%	98.1%	(0.3)%	25,364	24,626	3.0%
Southeast US Subtotal	16,646	1,757	1,724	1.9%	97.7%	97.9%	(0.2)%	87,831	86,360	1.7%

Texas:
Houston	1,939	1,690	1,671	1.1%	97.8%	97.7%	0.1%	9,943	9,899	0.4%
Dallas	2,269	1,988	1,957	1.6%	97.1%	96.9%	0.2%	13,419	13,442	(0.2)%
Texas Subtotal	4,208	1,850	1,825	1.4%	97.4%	97.3%	0.1%	23,362	23,341	0.1%

Midwest United States:
Chicago	2,547	2,117	2,098	0.9%	98.7%	98.4%	0.3%	15,585	15,829	(1.5)%
Minneapolis	1,114	2,087	2,064	1.1%	97.2%	96.7%	0.5%	6,891	7,036	(2.1)%
Midwest US Subtotal	3,661	2,108	2,088	1.0%	98.3%	97.9%	0.4%	22,476	22,865	(1.7)%

Same Store Total / Average	75,493	$2,074	$2,034	2.0%	98.1%	98.1%	—%	$467,868	$461,368	1.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 20

Supplemental Schedule 5(b)

Same Store NOI Growth and Margin Summary — YoY Quarter
($ in thousands) (unaudited)

	Core Revenues			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, Q1 2022	Q1 2022	Q1 2021	Change	Q1 2022	Q1 2021	Change	Q1 2022	Q1 2021	Change	Q1 2022	Q1 2021
Western United States:
Southern California	$59,728	$55,152	8.3%	$16,976	$16,843	0.8%	$42,752	$38,309	11.6%	71.6%	69.5%
Northern California	27,270	25,503	6.9%	7,426	7,098	4.6%	19,844	18,405	7.8%	72.8%	72.2%
Seattle	26,209	23,523	11.4%	7,090	6,537	8.5%	19,119	16,986	12.6%	72.9%	72.2%
Phoenix	40,290	35,833	12.4%	7,778	7,812	(0.4)%	32,512	28,021	16.0%	80.7%	78.2%
Las Vegas	15,789	13,977	13.0%	3,097	3,072	0.8%	12,692	10,905	16.4%	80.4%	78.0%
Denver	13,942	13,182	5.8%	2,269	2,613	(13.2)%	11,673	10,569	10.4%	83.7%	80.2%
Western US Subtotal	183,228	167,170	9.6%	44,636	43,975	1.5%	138,592	123,195	12.5%	75.6%	73.7%

Florida:
South Florida	59,643	53,246	12.0%	22,187	21,731	2.1%	37,456	31,515	18.9%	62.8%	59.2%
Tampa	46,028	41,679	10.4%	16,425	15,638	5.0%	29,603	26,041	13.7%	64.3%	62.5%
Orlando	34,623	31,750	9.0%	11,670	10,673	9.3%	22,953	21,077	8.9%	66.3%	66.4%
Jacksonville	10,677	9,940	7.4%	3,501	3,342	4.8%	7,176	6,598	8.8%	67.2%	66.4%
Florida Subtotal	150,971	136,615	10.5%	53,783	51,384	4.7%	97,188	85,231	14.0%	64.4%	62.4%

Southeast United States:
Atlanta	62,467	57,081	9.4%	18,273	17,171	6.4%	44,194	39,910	10.7%	70.7%	69.9%
Carolinas	25,364	23,269	9.0%	6,638	6,223	6.7%	18,726	17,046	9.9%	73.8%	73.3%
Southeast US Subtotal	87,831	80,350	9.3%	24,911	23,394	6.5%	62,920	56,956	10.5%	71.6%	70.9%

Texas:
Houston	9,943	9,286	7.1%	4,547	4,174	8.9%	5,396	5,112	5.6%	54.3%	55.1%
Dallas	13,419	12,568	6.8%	5,181	4,567	13.4%	8,238	8,001	3.0%	61.4%	63.7%
Texas Subtotal	23,362	21,854	6.9%	9,728	8,741	11.3%	13,634	13,113	4.0%	58.4%	60.0%

Midwest United States:
Chicago	15,585	15,093	3.3%	6,898	6,597	4.6%	8,687	8,496	2.2%	55.7%	56.3%
Minneapolis	6,891	6,516	5.8%	2,133	1,937	10.1%	4,758	4,579	3.9%	69.0%	70.3%
Midwest US Subtotal	22,476	21,609	4.0%	9,031	8,534	5.8%	13,445	13,075	2.8%	59.8%	60.5%

Same Store Total / Average	$467,868	$427,598	9.4%	$142,089	$136,028	4.5%	$325,779	$291,570	11.7%	69.6%	68.2%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 21

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — Sequential Quarter
($ in thousands) (unaudited)

	Core Revenues			Core Operating Expenses			Net Operating Income			Core NOI Margin
Seq, Q1 2022	Q1 2022	Q4 2021	Change	Q1 2022	Q4 2021	Change	Q1 2022	Q4 2021	Change	Q1 2022	Q4 2021
Western United States:
Southern California	$59,728	$60,369	(1.1)%	$16,976	$17,383	(2.3)%	$42,752	$42,986	(0.5)%	71.6%	71.2%
Northern California	27,270	27,603	(1.2)%	7,426	7,302	1.7%	19,844	20,301	(2.3)%	72.8%	73.5%
Seattle	26,209	25,298	3.6%	7,090	6,994	1.4%	19,119	18,304	4.5%	72.9%	72.4%
Phoenix	40,290	38,739	4.0%	7,778	7,718	0.8%	32,512	31,021	4.8%	80.7%	80.1%
Las Vegas	15,789	15,371	2.7%	3,097	3,158	(1.9)%	12,692	12,213	3.9%	80.4%	79.5%
Denver	13,942	13,901	0.3%	2,269	2,575	(11.9)%	11,673	11,326	3.1%	83.7%	81.5%
Western US Subtotal	183,228	181,281	1.1%	44,636	45,130	(1.1)%	138,592	136,151	1.8%	75.6%	75.1%

Florida:
South Florida	59,643	58,057	2.7%	22,187	22,296	(0.5)%	37,456	35,761	4.7%	62.8%	61.6%
Tampa	46,028	44,956	2.4%	16,425	16,809	(2.3)%	29,603	28,147	5.2%	64.3%	62.6%
Orlando	34,623	34,123	1.5%	11,670	11,068	5.4%	22,953	23,055	(0.4)%	66.3%	67.6%
Jacksonville	10,677	10,385	2.8%	3,501	3,515	(0.4)%	7,176	6,870	4.5%	67.2%	66.2%
Florida Subtotal	150,971	147,521	2.3%	53,783	53,688	0.2%	97,188	93,833	3.6%	64.4%	63.6%

Southeast United States:
Atlanta	62,467	61,734	1.2%	18,273	17,735	3.0%	44,194	43,999	0.4%	70.7%	71.3%
Carolinas	25,364	24,626	3.0%	6,638	6,448	2.9%	18,726	18,178	3.0%	73.8%	73.8%
Southeast US Subtotal	87,831	86,360	1.7%	24,911	24,183	3.0%	62,920	62,177	1.2%	71.6%	72.0%

Texas:
Houston	9,943	9,899	0.4%	4,547	4,621	(1.6)%	5,396	5,278	2.2%	54.3%	53.3%
Dallas	13,419	13,442	(0.2)%	5,181	5,047	2.7%	8,238	8,395	(1.9)%	61.4%	62.5%
Texas Subtotal	23,362	23,341	0.1%	9,728	9,668	0.6%	13,634	13,673	(0.3)%	58.4%	58.6%

Midwest United States:
Chicago	15,585	15,829	(1.5)%	6,898	6,210	11.1%	8,687	9,619	(9.7)%	55.7%	60.8%
Minneapolis	6,891	7,036	(2.1)%	2,133	2,195	(2.8)%	4,758	4,841	(1.7)%	69.0%	68.8%
Midwest US Subtotal	22,476	22,865	(1.7)%	9,031	8,405	7.4%	13,445	14,460	(7.0)%	59.8%	63.2%

Same Store Total / Average	$467,868	$461,368	1.4%	$142,089	$141,074	0.7%	$325,779	$320,294	1.7%	69.6%	69.4%

\
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 22

Supplemental Schedule 5(c)

Same Store Lease-Over-Lease Rent Growth
(unaudited)

	Rental Rate Growth
	Q1 2022
	Renewal	New	Blended
	Leases	Leases	Average
Western United States:
Southern California	7.4%	12.2%	8.3%
Northern California	8.3%	10.7%	8.8%
Seattle	10.2%	10.3%	10.2%
Phoenix	12.3%	23.4%	14.9%
Las Vegas	12.0%	19.1%	14.0%
Denver	6.4%	8.6%	7.0%
Western US Subtotal	9.4%	14.6%	10.6%

Florida:
South Florida	12.1%	20.9%	13.7%
Tampa	11.2%	19.7%	13.3%
Orlando	7.9%	17.0%	10.3%
Jacksonville	8.7%	11.2%	9.5%
Florida Subtotal	10.6%	18.5%	12.5%

Southeast United States:
Atlanta	10.5%	15.3%	11.6%
Carolinas	9.1%	8.7%	8.9%
Southeast US Subtotal	10.1%	13.1%	10.8%

Texas:
Houston	7.3%	8.3%	7.5%
Dallas	8.0%	10.4%	8.7%
Texas Subtotal	7.7%	9.7%	8.2%

Midwest United States:
Chicago	6.3%	6.1%	6.3%
Minneapolis	7.6%	3.8%	6.4%
Midwest US Subtotal	6.6%	5.2%	6.3%

Same Store Total / Average	9.7%	14.8%	10.9%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 23

Supplemental Schedule 6

Same Store Cost to Maintain, net (1)
($ in thousands, except per home amounts) (unaudited)

Total ($ 000)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
R&M OpEx, net	$20,036	$20,134	$23,994	$20,016	$16,856
Turn OpEx, net	6,064	6,597	8,570	8,394	6,925
Total recurring operating expenses, net	$26,100	$26,731	$32,564	$28,410	$23,781

R&M CapEx	$23,546	$23,938	$25,727	$19,323	$16,891
Turn CapEx	7,229	7,790	8,004	7,107	5,970
Total recurring capital expenditures	$30,775	$31,728	$33,731	$26,430	$22,861

R&M OpEx, net + R&M CapEx	$43,582	$44,072	$49,721	$39,339	$33,747
Turn OpEx, net + Turn CapEx	13,293	14,387	16,574	15,501	12,895
Total Cost to Maintain, net	$56,875	$58,459	$66,295	$54,840	$46,642

Per Home ($)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Total Cost to Maintain, net	$753	$774	$878	$726	$618

(1)Recurring R&M OpEx and Turn OpEx are presented net of applicable resident recoveries.

Total Wholly Owned Portfolio Capital Expenditure Detail
($ in thousands) (unaudited)

Total ($ 000)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Recurring CapEx	$32,762	$33,921	$36,215	$28,693	$24,454
Value Enhancing CapEx	6,670	9,024	12,302	9,039	8,945
Initial Renovation CapEx	34,226	26,890	20,254	16,635	19,320
Disposition CapEx	1,306	676	682	1,557	1,748
Total Capital Expenditures	$74,964	$70,511	$69,453	$55,924	$54,467

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 24

Supplemental Schedule 7

Adjusted Property Management and G&A Reconciliation
($ in thousands) (unaudited)

Adjusted Property Management Expense	Q1 2022	Q1 2021
Property management expense (GAAP)	$20,967	$15,842
Adjustments:
Share-based compensation expense	(1,426)	(1,174)
Adjusted property management expense	$19,541	$14,668

Adjusted G&A Expense	Q1 2022	Q1 2021
G&A expense (GAAP)	$17,639	$16,950
Adjustments:
Share-based compensation expense	(5,220)	(4,640)
Severance expense	(18)	(114)
Adjusted G&A expense	$12,401	$12,196

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 25

Supplemental Schedule 8(a)

Acquisitions and Dispositions
(unaudited)
	12/31/2021	Q1 2022 Acquisitions (1)		Q1 2022 Dispositions (2)		3/31/2022
	Homes	Homes	Avg. Estimated	Homes	Average	Homes
	Owned	Acq.	Cost Basis	Sold	Sales Price	Owned
Wholly Owned Portfolio
Western United States:
Southern California	7,876	—	$—	19	$669,737	7,857
Northern California	4,404	47	598,245	9	394,983	4,442
Seattle	4,027	32	542,876	—	—	4,059
Phoenix	8,744	56	452,510	8	310,563	8,792
Las Vegas	3,100	57	443,119	2	354,500	3,155
Denver	2,667	30	486,877	20	410,100	2,677
Western US Subtotal	30,818	222	498,623	58	477,161	30,982

Florida:
South Florida	8,250	78	325,246	25	365,740	8,303
Tampa	8,446	69	393,727	7	293,129	8,508
Orlando	6,369	36	411,564	8	209,750	6,397
Jacksonville	1,903	12	420,343	1	138,000	1,914
Florida Subtotal	24,968	195	371,265	41	317,351	25,122

Southeast United States:
Atlanta	12,661	34	335,583	10	335,571	12,685
Carolinas	5,253	59	359,048	4	183,694	5,308
Southeast US Subtotal	17,914	93	350,469	14	292,178	17,993

Texas:
Houston	2,134	2	321,627	7	182,429	2,129
Dallas	2,856	6	324,728	4	287,322	2,858
Texas Subtotal	4,990	8	323,953	11	220,572	4,987

Midwest United States:
Chicago	2,567	—	—	12	249,300	2,555
Minneapolis	1,121	—	—	2	274,500	1,119
Midwest US Subtotal	3,688	—	—	14	252,900	3,674

Announced Market-in-Exit:
Nashville (3)	3	—	—	3	558,333	—

Total / Average	82,381	518	$421,383	141	$371,767	82,758

Joint Venture Portfolio
2020 Rockpoint JV (4)	2,004	258	$411,100	—	$—	2,262
FNMA JV (5)	522	—	—	6	401,833	516
Pathway Homes (6)	—	46	355,081	—	—	46

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 26

Supplemental Schedule 8(a) (Continued)

(1)Estimated stabilized cap rates on wholly owned acquisitions during the quarter averaged 5.3%. Stabilized cap rate represents forecast nominal NOI for the 12 months following stabilization, divided by estimated cost basis.
(2)Cap rates on wholly owned dispositions during the quarter averaged 1.7%. Disposition cap rate represents actual NOI recognized in the 12 months prior to the month of disposition, divided by sales price.
(3)In December 2019, Invitation Homes announced a plan to fully exit the Nashville market, and sold 708 homes in Nashville in a bulk transaction. During the quarter ended March 31, 2022, the Company sold its last three homes in the market.
(4)Represents portfolio owned by the 2020 Rockpoint JV, of which Invitation Homes owns 20%; there were no homes acquired by the 2022 Rockpoint JV as of March 31, 2022.
(5)Represents portfolio owned by the FNMA JV, of which Invitation Homes owns 10%.
(6)Represents portfolio owned by Pathway Homes, of which Invitation Homes owned 100% of the property portfolio as of March 31, 2022.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 27

Supplemental Schedule 8(b)

Expected Acquisition Pipeline of New Homes from Third-Party Homebuilders
(unaudited)

	Pipeline as of March 31, 2022 (1)(2)	Estimated Deliveries in Q2-Q4 2022	Estimated Deliveries in 2023	Estimated Deliveries Thereafter	Avg. Estimated Cost Basis Per Home

Southern California	127	—	54	73	$510,000
Phoenix	75	—	23	52	410,000
Tampa	480	125	36	319	300,000
Orlando	569	163	56	350	360,000
Atlanta	193	43	41	109	310,000
Carolinas	240	—	29	211	410,000
South Florida	152	152	—	—	340,000
Dallas	96	—	32	64	310,000
Total / Average	1,932	483	271	1,178	$350,000

(1)Represents the number of new homes under contract as of March 31, 2022, that are expected to be built, sold and delivered to the Company by various third-party homebuilders during a future period.
(2)Pipeline rollforward:

Pipeline as of December 31, 2021	1,724
Q1 2022 additions	453
Q1 2022 cancellations	(167)
Q1 2022 deliveries	(78)
Pipeline as of March 31, 2022	1,932

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 28

Glossary and Reconciliations

Average Estimated Cost Basis
Average estimated cost basis on acquisition represents the sum of purchase price, any closing adjustments, and estimated initial renovation expenditure for an acquired home or population of homes.

Average Monthly Rent
Average monthly rent represents average monthly rental income per home for occupied properties in an identified population of homes over the measurement period, and reflects the impact of non-service rental concessions and contractual rent increases amortized over the life of the lease.

Average Occupancy
Average occupancy for an identified population of homes represents (i) the total number of days that the homes in such population were occupied during the measurement period, divided by (ii) the total number of days that the homes in such population were owned during the measurement period.

Core NOI Margin
Core NOI margin for an identified population of homes is calculated by dividing NOI by Core Revenues attributable to such population.

Core Operating Expenses
Core operating expenses for an identified population of homes reflect property operating and maintenance expenses, excluding any expenses recovered from residents.

Core Revenues
Core revenues for an identified population of homes reflects total revenues, net of any resident recoveries.

Cost to Maintain, net
Cost to maintain, net a home represents the sum of the expensed and capitalized portions of recurring repairs & maintenance and turn spend, net of resident reimbursements, as indicated in tables presented, not including the internal labor associated with such work.

Disposition CapEx
Disposition CapEx represents expenditures related to the preparation of a home for disposition after the prior tenant has moved out of the home.

EBITDA, EBITDAre, and Adjusted EBITDAre
EBITDA, EBITDAre, and Adjusted EBITDAre are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. The Company defines EBITDA as net income or loss computed in accordance with accounting principles generally accepted in the United States (“GAAP”) before the following items: interest expense; income tax expense; depreciation and amortization; and adjustments for unconsolidated joint ventures. National Association of Real Estate Investment Trusts ("Nareit") recommends as a best practice that REITs that report an EBITDA performance measure also report EBITDAre. The Company defines EBITDAre, consistent with the Nareit definition, as EBITDA, further adjusted for gain on sale of property, net of tax and impairment on depreciated real estate investments. Adjusted EBITDAre is defined as EBITDAre before the following items: share-based compensation expense; severance; casualty (gains) losses, net; (gains) losses on investments in equity securities, net; and other income and expenses. EBITDA, EBITDAre, and Adjusted EBITDAre are used as supplemental financial performance measures by management and by external users of the Company's financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA, EBITDAre, and Adjusted EBITDAre as measures of performance.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 29

The GAAP measure most directly comparable to EBITDA, EBITDAre, and Adjusted EBITDAre is net income or loss. EBITDA, EBITDAre, and Adjusted EBITDAre are not used as measures of the Company's liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. The Company's EBITDA, EBITDAre, and Adjusted EBITDAre may not be comparable to the EBITDA, EBITDAre, and Adjusted EBITDAre of other companies due to the fact that not all companies use the same definitions of EBITDA, EBITDAre, and Adjusted EBITDAre. Accordingly, there can be no assurance that the Company's basis for computing these non-GAAP measures is comparable with that of other companies. See below for a reconciliation of GAAP net income to EBITDA, EBITDAre, and Adjusted EBITDAre.

Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO)
FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by Nareit as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated joint ventures. In calculating per share amounts, Core FFO and AFFO reflect convertible debt securities in the form in which they were outstanding during the period.

The Company believes that FFO is a meaningful supplemental measure of the operating performance of its business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, gains or losses related to sales of previously depreciated homes, as well non-controlling interests, from GAAP net income or loss.

The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. Core FFO and Adjusted FFO are not used as measures of the Company's liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. The Company's Core FFO and Adjusted FFO may not be comparable to the Core FFO and Adjusted FFO of other companies due to the fact that not all companies use the same definition of Core FFO and Adjusted FFO. Accordingly, there can be no assurance that the Company's basis for computing this non-GAAP measures is comparable with that of other companies. See "Reconciliation of FFO, Core FFO, and Adjusted FFO" for a reconciliation of GAAP net income to FFO, Core FFO, and Adjusted FFO.

Initial Renovation CapEx
Initial renovation CapEx represents expenditures related to the first post-acquisition renovation of a home to bring the home to Invitation Homes standards and specifications.

Net Operating Income (NOI)
NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. The Company defines NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs, and marketing expense). NOI excludes: interest expense; depreciation and amortization; property management expense; general and administrative expense; impairment and other; gain on sale of property, net of tax; (gains) losses on investments in equity securities, net; other income and expenses; joint venture management fees; and income from investments in unconsolidated joint ventures.

The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. The Company's NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that the Company's basis for computing this non-GAAP measure is comparable with that of other companies.

The Company believes that Same Store NOI is also a meaningful supplemental measure of the Company's operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of the Company's performance across reporting periods by reflecting NOI for homes in its Same Store Portfolio.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 30

See below for a reconciliation of GAAP net income to NOI for the Company's total portfolio and NOI for its Same Store Portfolio.

PSF
PSF means per square foot.

Recurring Capital Expenditures or Recurring CapEx
Recurring Capital Expenditures or Recurring CapEx represents general replacements and expenditures required to preserve and maintain the value and functionality of a home and its systems as a single-family rental.

Rental Rate Growth
Rental rate growth for any home represents the percentage difference between the monthly rent from an expiring lease and the monthly rent from the next lease, and, in each case, reflects the impact of any amortized non-service rent concessions and amortized contractual rent increases. Leases are either renewal leases, where the Company's current resident chooses to stay for a subsequent lease term, or a new lease, where the Company's previous resident moves out and a new resident signs a lease to occupy the same home.

Revenue Collections
Revenue collections represent the total cash received in a given period for rental revenues and other property income (including receipt of late payments that were billed in prior months) divided by the total amounts billed in that period. When a payment plan is in place with a resident, amounts are considered to be billed at the time they would have been billed based on the terms of the original lease, not the terms of the payment plan. "Historical average" revenue collections as a percentage of billings refer to revenue collections as a percentage of billings for the period from October 2019 through and including March 2020.

Same Store / Same Store Portfolio
Same Store or Same Store portfolio includes, for a given reporting period, wholly owned homes that have been stabilized and seasoned, excluding homes that have been sold, homes that have been identified for sale to an owner occupant and have become vacant, homes that have been deemed inoperable or significantly impaired by casualty loss events or force majeure, homes acquired in portfolio transactions that are deemed not to have undergone renovations of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio, and homes in markets that the Company has announced an intent to exit where the Company no longer operates a significant number of homes.

Homes are considered stabilized if they have (i) completed an initial renovation and (ii) entered into at least one post-initial renovation lease. An acquired portfolio that is both leased and deemed to be of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio may be considered stabilized at the time of acquisition.

Homes are considered to be seasoned once they have been stabilized for at least 15 months prior to January 1st of the year in which the Same Store portfolio was established.

The Company believes presenting information about the portion of its portfolio that has been fully operational for the entirety of a given reporting period and its prior year comparison period provides investors with meaningful information about the performance of the Company's comparable homes across periods and about trends in its organic business.

Total Homes / Total Portfolio
Total homes or total portfolio refers to the total number of homes owned, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated. Unless otherwise indicated, total homes or total portfolio refers to the wholly owned homes and excludes homes owned in joint ventures.

Turnover Rate
Turnover rate represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 31

Unsecured Facility Covenants
Unsecured facility covenants refer to financial and operating requirements that the Company must meet with respect to its $1,000 million revolving credit facility (the "Revolving Facility") and its $2,500 million term loan facility (the "Term Loan Facility") (together, the "Credit Facility"), as set forth in the Company's Amended and Restated Revolving Credit and Term Loan Agreement dated December 8, 2020 (the "Unsecured Credit Agreement"). The metrics provided under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b) show the Company's compliance with certain covenants that the Company believes are its most restrictive financial covenants, including: total leverage ratio, secured leverage ratio, unencumbered leverage ratio, fixed charge coverage ratio, and unsecured interest coverage ratio.

Total leverage ratio represents (i) total outstanding indebtedness (including the Company's pro rata share of debt in unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) total asset value (including the Company's pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreement. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreement, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Secured leverage ratio represents (i) total outstanding secured indebtedness (including the Company's pro rata share of secured debt in unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) total asset value (including the Company's pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreement. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreement, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Unencumbered leverage ratio represents (i) total outstanding unsecured indebtedness (including the Company's pro rata share of unsecured debt in unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) unencumbered asset value, as defined in the Unsecured Credit Agreement. For the purpose of calculating unencumbered asset value under the terms of the Unsecured Credit Agreement, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Fixed charge coverage ratio represents (i) the trailing four quarters' EBITDA (including the Company's pro rata share of EBITDA from unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) the trailing four quarters' fixed charges (including the Company's pro rata share of fixed charges in unconsolidated entities), as defined in the Unsecured Credit Agreement. Fixed charges include cash interest expense, regularly scheduled principal payments, and preferred stock or preferred OP unit dividends.

Unsecured interest coverage ratio represents (i) the trailing four quarters' unencumbered NOI, as defined by the Unsecured Credit Agreement, divided by (ii) the trailing four quarters' total unsecured interest expense (including the Company's pro rata share of interest expense from unsecured debt in unconsolidated entities), as defined in the Unsecured Credit Agreement.

The metrics set forth under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b), and described above, are provided only to show the Company's compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Unsecured Credit Agreement than similarly named metrics are defined by the Company in its Earnings Release and Supplemental Information for the purposes of evaluating its financial conditions or results of operations. For a more complete and detailed description of the covenants contained in the Company's Unsecured Credit Agreement, see Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-38004) filed on December 9, 2020.
The breach of any of the covenants set forth in the Unsecured Credit Agreement could result in a default of the Company's indebtedness related to its Revolving Facility and Term Loan Facility, which could cause those obligations to become due and payable. The Company's ability to comply with these covenants may be affected by changes in the Company's operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of the Company's indebtedness is accelerated, the Company may not be able to repay it. For risks related to failure to comply with
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 32 covenants, see Part I. Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as such factors may be updated from time to time in its periodic filings with the SEC.

Unsecured Public Bond Covenants
Unsecured public bond covenants refer to financial and operating requirements that the Company must meet with respect to its senior notes due November 2028, August 2031 and January 2034, as set forth in the Company's First, Second, and Third Supplemental Indentures to the Base Indenture for its Senior Notes (together, the "Indenture"). The metrics provided under the "Unsecured Public Bond Covenant Compliance" heading on Supplemental Schedule 2(b) show the Company's compliance with certain covenants that the Company believes are its most restrictive financial covenants, including: aggregate debt ratio, secured debt ratio, unencumbered assets ratio, and debt service ratio.

Aggregate debt ratio represents (i) total debt, as defined by the Indenture, divided by (ii) total assets, including the undepreciated book value of real estate assets and some tangible non-real estate assets, as defined by the Indenture.

Secured debt ratio represents (i) secured debt, as defined by the Indenture, divided by (ii) total assets, including the undepreciated book value of real estate assets and some tangible non-real estate assets, as defined by the Indenture.

Unencumbered assets ratio represents (i) total unencumbered assets, not including investments in unconsolidated joint ventures, as defined in the Indenture, divided by (ii) unsecured debt, as defined by the Indenture.

Debt service ratio represents (i) consolidated income available for debt service, as defined by the Indenture, divided by (ii) annual service charge for the trailing four quarters, calculated on a pro forma basis as if transactions during the period had occured at the beginning of the period, as defined in the Indenture. Annual service charge includes interest expense and amortization of original issue discounts on debt, and excludes funded interest reserves, amortization of DFCs, and select nonrecurring charges.

The metrics set forth under the "Unsecured Public Bond Covenant Compliance" heading on Supplemental Schedule 2(b), and described above, are provided only to show the Company's compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Indenture than similarly named metrics are defined by the Company in its Earnings Release and Supplemental Information for the purposes of evaluating its financial conditions or results of operations. For a more complete and detailed description of the covenants contained in the Company's Unsecured Public Bond Agreements, see Exhibit 4.2 and/or 4.3 to the Company’s Current Report on Form 8-K (File No. 001-38004) filed on August 6, 2021, and on November 5, 2021.

The breach of any of the covenants set forth in the Indenture could result in a default of the Company's indebtedness related to its senior notes due 2031, which could cause those obligations to become due and payable. The Company's ability to comply with these covenants may be affected by changes in the Company's operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of the Company's indebtedness is accelerated, the Company may not be able to repay it. For risks related to failure to comply with covenants, see Part I. Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as such factors may be updated from time to time in its periodic filings with the SEC.

Value Enhancing CapEx
Value enhancing CapEx represents re-investment in stabilized homes, above and beyond general replacements to preserve and maintain the value and functionality of a home, for the purpose of enhancing expected risk-adjusted returns.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 33

Reconciliation of Total Revenues to Same Store Core Revenues, Quarterly
(in thousands) (unaudited)

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Total revenues (Total Portfolio)	$532,310	$520,225	$509,532	$491,633	$475,225
Joint venture management fees	(2,111)	(1,753)	(1,354)	(1,015)	(771)
Total portfolio resident recoveries	(28,762)	(26,967)	(27,972)	(26,076)	(24,740)
Total Core Revenues (Total Portfolio)	501,437	491,505	480,206	464,542	449,714
Non-Same Store Core Revenues	(33,569)	(30,137)	(27,818)	(25,429)	(22,116)
Same Store Core Revenues	$467,868	$461,368	$452,388	$439,113	$427,598

Reconciliation of Property Operating and Maintenance Expenses to Same Store Core Operating Expenses, Quarterly
(in thousands) (unaudited)

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Property operating and maintenance expenses (Total Portfolio)	$182,269	$177,883	$184,484	$175,422	$168,373
Total Portfolio resident recoveries	(28,762)	(26,967)	(27,972)	(26,076)	(24,740)
Core Operating Expenses (Total Portfolio)	153,507	150,916	156,512	149,346	143,633
Non-Same Store Core Operating Expenses	(11,418)	(9,842)	(8,737)	(8,673)	(7,605)
Same Store Core Operating Expenses	$142,089	$141,074	$147,775	$140,673	$136,028

Reconciliation of Net Income to Same Store NOI, Quarterly
(in thousands) (unaudited)

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Net income available to common stockholders	$92,395	$74,476	$69,108	$60,242	$57,272
Net income available to participating securities	220	67	69	96	95
Non-controlling interests	388	328	318	350	355
Interest expense	74,389	79,121	79,370	80,764	83,406
Depreciation and amortization	155,796	151,660	150,694	145,280	144,501
Property management expense	20,967	20,173	17,886	17,696	16,950
General and administrative	17,639	19,668	19,369	19,828	15,842
Impairment and other	1,515	3,046	4,294	980	356
Gain on sale of property, net of tax	(18,026)	(14,558)	(13,047)	(17,919)	(14,484)
Losses on investments in equity securities, net	3,032	3,597	(4,319)	7,002	3,140
Other, net	(594)	2,654	1,508	1,903	(230)
Joint venture management fees	(2,111)	(1,753)	(1,354)	(1,015)	(771)
(Income) loss from investments in unconsolidated joint ventures	2,320	2,110	(202)	(11)	(351)
NOI (Total Portfolio)	347,930	340,589	323,694	315,196	306,081
Non-Same Store NOI	(22,151)	(20,295)	(19,081)	(16,756)	(14,511)
Same Store NOI	$325,779	$320,294	$304,613	$298,440	$291,570

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 34

Reconciliation of Net Income to EBITDA, EBITDAre, and Adjusted EBITDAre
(in thousands, unaudited)
			Trailing Twelve Months (TTM) Ended
	Q1 2022	Q1 2021	March 31, 2022	December 31, 2021
Net income available to common stockholders	$92,395	$57,272	$296,221	$261,098
Net income available to participating securities	220	95	452	327
Non-controlling interests	388	355	1,384	1,351
Interest expense	74,389	83,406	313,644	322,661
Interest expense in unconsolidated joint ventures	592	74	1,727	1,209
Depreciation and amortization	155,796	144,501	603,430	592,135
Depreciation and amortization of real estate assets in unconsolidated joint ventures	638	104	1,838	1,304
EBITDA	324,418	285,807	1,218,696	1,180,085
Gain on sale of property, net of tax	(18,026)	(14,484)	(63,550)	(60,008)
Impairment on depreciated real estate investments	101	431	320	650
Net gain on sale of investments in unconsolidated joint ventures	(130)	(336)	(844)	(1,050)
EBITDAre	306,363	271,418	1,154,622	1,119,677
Share-based compensation expense	6,646	5,814	28,002	27,170
Severance	18	114	961	1,057
Casualty (gains) losses, net	1,414	(75)	9,515	8,026
(Gains) losses on investments in equity securities, net	3,032	3,140	9,312	9,420
Other, net	(594)	(230)	5,471	5,835
Adjusted EBITDAre	$316,879	$280,181	$1,207,883	$1,171,185

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 35

Reconciliation of Net Debt / Trailing Twelve Months (TTM) Adjusted EBITDAre
(in thousands, except for ratio) (unaudited)

	As of		As of
	March 31, 2022		December 31, 2021
Mortgage loans, net	$3,051,590		$3,055,853
Secured term loan, net	401,367		401,313
Unsecured notes, net	1,922,716		1,921,974
Term loan facility, net	2,479,935		2,478,122
Revolving facility	—		—
Convertible senior notes, net	—		141,397
Total Debt per Balance Sheet	7,855,608		7,998,659
Retained and repurchased certificates	(158,908)		(159,110)
Cash, ex-security deposits and letters of credit (1)	(511,490)		(649,722)
Deferred financing costs, net	47,334		50,146
Unamortized discounts on note payable	13,143		13,605
Net Debt (A)	$7,245,687		$7,253,578

	For the Trailing Twelve		For the Trailing Twelve
	Months (TTM) Ended		Months (TTM) Ended
	March 31, 2022		December 31, 2021
Adjusted EBITDAre (B)	$1,207,883		$1,171,185

Net Debt / TTM Adjusted EBITDAre (A / B)	6.0	x	6.2	x

(1)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit

Components of Non-Cash Interest Expense (Wholly Owned)
(in thousands) (unaudited)

	Q1 2022	Q1 2021
Amortization of discounts on notes payable	$462	$1,414
Amortization of deferred financing costs	3,538	3,510
Change in fair value of interest rate derivatives	(20)	31
Amortization of swap fair value at designation	2,420	3,591
Total non-cash interest expense	$6,400	$8,546

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2022 Earnings Release and Supplemental Information — page 36